EXHIBIT 21

                            WELLCO ENTERPRISES, INC.
                         SUBSIDIARIES OF THE REGISTRANT



                                                            Percentage of Voting
                                Jurisdiction of              Securities Owned by
Name of Company                 Incorporation                   Immediate Parent
Wellco Enterprises, Inc.        North Carolina                        Registrant
Wholly-Owned Subsidiaries:
Ro-Search, Incorporated         North Carolina                              100%
Ro-Search International Inc.    Barbados, West Indies                   100% (1)
Mo-Ka Shoe Corporation          Delaware                                    100%


(1) Owned by Ro-Search, Incorporated.

All  of  the  Registrant's   wholly-owned   subsidiaries  are  included  in  the
consolidated financial statements.





                                      -11-

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